Exhibit 1.2
AMENDMENT NO.1 TO EXCLUSIVE INVESTMENT BANKING AGREEMENT

This Amendment No. 1 to Exclusive Investment Banking Agreement (this “Amendment”), dated as of May 30, 2013, is entered into by and among SANUWAVE Health, Inc., a Nevada corporation (the “Client”), and CIM Securities, LLC, a Colorado limited liability company (the “Banker”)

WITNESSETH:

WHEREAS, on February 25, 2013, the Client and Corinthian Partners LLC, a New York limited liability company (“Corinthian”) entered into an exclusive investment banking agreement (the “Investment Banking Agreement”);

WHEREAS, pursuant to an assignment of agreement, dated March 27, 2013, among Corinthian, Agincourt Ltd., a Bermuda corporation (“Agincourt”), and the Client, Corinthian assigned its interest in the Investment Banking Agreement to Agincourt;

WHEREAS, pursuant to an assignment of agreement, dated May 30, 2013, among Agincourt, the Banker and the Client, Agincourt assigned its interest in the Investment Banking Agreement to the Banker;

WHEREAS, the Client and the Banker desire to amend the Investment Banking Agreement as more particularly set forth below;

NOW, THEREFORE, in consideration of the covenants and mutual promises contained herein and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged and intending to be legally bound hereby, the parties agree as follows:

1.           Section 5.1 of the Investment Banking Agreement shall be deleted in its entirety and replaced by the following which shall be inserted in lieu thereof:

5.1         Reimbursement of Out-of-Pocket Expenses.  Subject to Section 5.2 below, the Client shall reimburse the Banker for any out-of-pocket expenses, not to exceed $50,000 in the aggregate, incurred by the Banker in connection with the provision of the Services (the “Reimbursable Expenses”) on a timely basis upon presentation of appropriate documentation.

2.           Except as modified herein, the terms of the Investment Banking Agreement shall remain in full force and effect.

3.           This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same Amendment.  A signature delivered by facsimile shall constitute an original.

[Signature Page Follows]

[SIGNATURE PAGE TO AMENDMENT TO INVESTMENT BANKING AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

SANUWAVE HEALTH, INC.

By: /s/ Barry J. Jenkins
Name: Barry J. Jenkins
Title: Chief Financial Officer

CIM SECURITIES, LLC

By: /s/ Sinh Ly
Name: Sinh Ly
Title: Managing Director